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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 11)

                              PRESERVER GROUP, INC.
                    (FORMERLY KNOWN AS MOTOR CLUB OF AMERICA)
                                (NAME OF ISSUER)

                     COMMON STOCK, PAR VALUE $.50 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   619823 10 7
                                 (CUSIP NUMBER)

                             William E. Lobeck, Jr.
                               1132 S. Lewis Ave.
                              Tulsa, OK 74104-3906
                                 (918) 585-5129

                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 April 18, 2002
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box / /

         NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission. SEE Rule 13d-1 (a) for other parties to whom copies are to be sent.



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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 2 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ARCHER MCWHORTER
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  0
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  1,097,545
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH                    0
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  1,097,545
---------- ----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,097,545
---------- ----------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |

---------- ----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           47.2%
---------- ----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *
           IN
---------- ----------------------------------------------------------------------------------------------------------


                                       2
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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 3 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           SLEEPY LAGOON LIMITED
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  201,819
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  594,091
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  201,819
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  594,091
---------- ----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           795,910
---------- ----------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |


---------- ----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           34.2 %
---------- ----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *

           PN
---------- ----------------------------------------------------------------------------------------------------------


                                       3
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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 4 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GAIL MCWHORTER - S.S. NO. ###-##-####
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  0
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  2,000
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  0
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  2,000
---------- ----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,000
---------- ----------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |

---------- ----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.09%
---------- ----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *
           IN
---------- ----------------------------------------------------------------------------------------------------------

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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 5 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ALVIN E. SWANNER
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  301,635
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  1,097,539
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  301,635
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  1,097,539
---------- ---------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,097,539
---------- ---------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |


---------- ---------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           47.2 %
---------- ---------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *

           IN
---------- ---------------------------------------------------------------------------------------------------------

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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 6 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           BRION PROPERTIES, A LOUISIANA PARTNERSHIP IN COMMENDAM
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |

---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           LOUISIANA
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  201,818
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY                594,086
        OWNED BY
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  201,818
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  594,086
---------- ---------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           795,904
---------- ---------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |


---------- ---------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           34.2%

---------- ---------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *

           PN
---------- ---------------------------------------------------------------------------------------------------------

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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 7 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WILLIAM E. LOBECK, JR.
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  193,767
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  309,269
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  193,767
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  309,269
---------- ---------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           503,036
---------- ---------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |


---------- ---------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           21.7%
---------- ---------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *

           IN
---------- ---------------------------------------------------------------------------------------------------------

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

                                                   SCHEDULE 13D

------------------------------------------------------- --- ---------------------------------------------------------
CUSIP NO.  619823107                                        PAGE 8 OF 10
------------------------------------------------------- --- ---------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KATHRYN L. TAYLOR
---------- ----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *                          (a) |X|
                                                                                       (b) | |


---------- ----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY


---------- ----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS *

           PF
---------- ----------------------------------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) OR 2(e)                                                              | |


---------- ----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
------------------------- ------- -----------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

       NUMBER OF                  0
------------------------- ------- -----------------------------------------------------------------------------------
         SHARES           8       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                  21,665
------------------------- ------- -----------------------------------------------------------------------------------
    REPORTING PERSON      9       SOLE DISPOSITIVE POWER
          WITH
                                  0
------------------------- ------- -----------------------------------------------------------------------------------
                           10 SHARED DISPOSITIVE POWER

                                  21,665
---------- ----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,665
---------- ----------------------------------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN
           ROW (11) EXCLUDES CERTAIN SHARES *                                              | |


---------- ----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           1.5%
---------- ----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON *

           IN
---------- ----------------------------------------------------------------------------------------------------------

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                                  SCHEDULE 13D

         The persons signing this Schedule 13D Amendment 11 (collectively the "REPORTING PERSONS") hereby amend the statement on Schedule 13D as previously amended (collectively, the "SCHEDULE 13D"), with respect to their beneficial ownership of Common Stock par value $.50 of Preserver Group Inc. (formerly known as Motor Club of America), a New Jersey corporation (the "ISSUER or the "COMPANY"). Capitalized terms not otherwise defined shall have the meaning ascribed to them in Amendment 3.

ITEM 1.  SECURITY AND ISSUER.

         Common Stock, par value $.50 per share, of the Issuer having principal executive offices at 95 Route 17 South, Paramus, New Jersey 07653.

ITEM 2.  IDENTITY AND BACKGROUND.

         No change, except that on April 18, 2002, the Merger of Preserver Group Acquisition Corp., a newly-incorporated New Jersey corporation organized for purposes of the Merger ("PGAC") with and into the Issuer became effective, with the Issuer surviving. As a result, the Issuer is wholly owned by the Reporting Persons.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No change, except that see Item 6 and the Reporting Persons contributed to PGAC all of the 1,022,870 shares of common stock and 1,101,510 shares of non-voting preferred stock of the Company owned by them and received the same number and kind of shares of PGAC.

ITEM 4.  PURPOSE OF TRANSACTIONS

         No change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No change, except that on April 18, 2002, all shares of the Company owned by PGAC were cancelled without any consideration and each share of common stock and non-voting preferred stock of PGAC held by the Reporting Persons was converted into shares of the common stock of the Company.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         On April 16, 2002, pursuant to the Loan Facility dated January 14, 2002 among Archer McWhorter, Alvin E. Swanner and Issuer, Sleepy Lagoon, Ltd. and Brion Properties loaned $3,110,153 to the Issuer, which was deposited with First Union National Bank to pay for the shares of Issuer Common Stock purchased pursuant to the Second-Step Merger. On April 17, 2002, the $3,110,153 loan was converted at $7.75 per share into 401,310 shares of non-voting series A preferred stock.

         Under New Jersey law and the Company's charter, the Certificate and Plan of Merger by which PGAC was merged into the Company, became effective and the Reporting Persons became the sole shareholders of the Company.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         No change.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   ARCHER MCWHORTER


Dated As of April 18,  2002                        /s/ Archer McWhorter
                                                   -----------------------------


                                                   SLEEPY LAGOON LTD.


Dated As of April 18,  2002                        By: /s/ Archer McWhorter
                                                      --------------------------
                                                   Name: Archer McWhorter
                                                   Title: General Partner

                                                   GAIL MCWHORTER

Dated As of April 18,  2002                        /s/ Gail McWhorter
                                                   -----------------------------

                                                   ALVIN E. SWANNER


Dated As of April 18,  2002                        /s/ Alvin E. Swanner
                                                   -----------------------------

                                                   BRION PROPERTIES, a Louisiana
                                                   partnership in commendam.

Dated As of  April 18,  2002                       By: /s/ Alvin E. Swanner
                                                       -------------------------
                                                   Name: Alvin E. Swanner
                                                   Title: General Partner

                                                   WILLIAM E. LOBECK


Dated As of April 18,  2002                        /s/ William E. Lobeck
                                                   -----------------------------

                                                   KATHRYN L. TAYLOR


Dated As of April 18,  2002                        /s/ Kathryn L. Taylor
                                                   -----------------------------